EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Third Quarter Results

NORFOLK, Va., Nov. 4, 2009 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) today reported total assets of $1.1 billion as of September 30, 2009. This is an increase of 12.3% or $125.4 million from the $1.0 billion reported at September 30, 2008. Total loans at the end of the quarter were $1.0 billion while total deposits grew 27.8% to end the quarter at a record $960.9 million. Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "While we are not immune to the historic challenges facing the financial markets, we remain a well capitalized and sound Company. The Bank continues to produce positive results despite the challenging economic climate. Both loans and deposits experienced growth. The Bank's total capital to risk weighted assets ratio and Tier 1 capital to average assets ratio as of September 30, 2009 was 11.70% and 9.62%, respectively, well above the 10.00% and 5.00% minimum regulatory requirements needed to be a 'well capitalized' institution. Our capital levels exceed regulatory well-capitalized standards, which allow us to support our customers, build our local economy, and endure these uncertain economic times. The success of community banks such as ourselves contributes to the recovery of our local economy and is vital to the overall health of the financial system."

In response to the prolonged economic downturn and continued economic uncertainties management and the board elected to provide an additional $21.9 million to the Bank's allowance for loan losses during the quarter ended September 30, 2009. This is an increase of $1.9 million over the comparable period in 2008. As a result, Commonwealth Bankshares reported a loss of $12.4 million for the three months ended September 30, 2009, an increase of 36.8% over the $9.1 million reported in the third quarter of 2008. On a per share basis, the diluted loss increased 36.1% to $1.81 for the three months ended September 30, 2009 compared to $1.33 for the same period in 2008. Net loss for the nine months ended September 30, 2009 totaled $11.3 million, an increase of 160.1% or $6.9 million over the amount reported for the first nine months of 2008. During the first nine months of 2009, management elected to provide $29.4 million to its allowance for loan losses. This is an increase of $8.2 million over the same period in 2008. Diluted loss per share equaled $1.64 for the nine months ended September 30, 2009 compared to a loss of $0.63 for the same period in 2008.

Mr. Woodard commented, "The unprecedented economic environment has continued to negatively impact our loan portfolio, in particular commercial relationships secured by real estate. Several of our customers are experiencing deterioration in their overall financial condition, which has resulted in an increase in our provision for loan losses as well as our net charge-offs. Addressing troubled credits quickly and conservatively has always been, and will continue to be, a top priority. At the same time, we have not lost sight of our fundamental belief in serving our clients and our communities, and you can see evidence of those successes in our deposit and loan growth, which continue to drive our core performance. We are committed to working with our customers and will continue to do so in order to get through this downturn in the market. We feel that the increase to our allowance for loan losses is prudent and, with our strong capital position, will allow us to weather this economic storm."

Profitability as measured by the Company's return on average assets (ROA) was (1.34%) for the nine months ended September 30, 2009, down 71 basis points from (0.63%) for the first nine months of 2008. For the quarter ended September 30, 2009, ROA was (4.32%) compared to (3.66%) for the third quarter of 2008. Return on average equity (ROE) was (14.07%) for the nine months ended September 30, 2009 compared to (5.01%) for the nine months ended September 30, 2008. For the quarter ended September 30, 2009, ROE was (45.98%) as compared to (31.16%) for the quarter ended September 30, 2008.

A key measure of overhead is the operating efficiency ratio. The operating efficiency ratio is calculated by dividing noninterest expense by net bank revenue on a tax equivalent basis. The Company's efficiency ratio (tax equivalent basis) was 59.82% and 68.56% for the nine months and three months ended September 30, 2009, respectively, as compared to 50.30% and 42.08% during the comparable period in 2008. For the three and nine months ended September 30, 2009, the Company's efficiency ratios were impacted by the increase in losses on OREO as well as the increases to FDIC insurance and expenses related to OREO properties.

The Company's pre-tax, pre-provision income for the nine months ended September 30, 2009 was $12.3 million, down 16.1% from the $14.6 million reported for the nine months ended September 30, 2008. For the quarter ended September 30, 2009, the Company's pre-tax, pre-provision income was $3.0 million, a decrease of $3.1 million or 51.4% over the comparable period in 2008. Net interest income was $27.5 million for the nine months ended September 30, 2009, an increase of $1.6 million or 6.2% over the $25.8 million for the nine months ended September 30, 2008. For the quarter ended September 30, 2009, net interest income was $8.8 million, a decrease of $578.8 thousand or 6.2% over the comparable period in 2008.

Between September 30, 2008 and September 30, 2009, the Company's loan portfolio increased by $91.0 million or 9.5%. Total loans at September 30, 2009 were $1.0 billion. Our loan demand helped maintain solid sources of interest income given the low interest rate environment. Interest income on loans, including fees, increased $2.2 million or 4.7% to $49.3 million for the nine months ended September 30, 2009 as compared to the same period in 2008. For the quarter ended September 30, 2009, interest income on loans, including fees, was $16.2 million, a decrease of 2.5% over the same period in 2008.

Interest expense of $22.1 million for the nine months ended September 30, 2009 represented a $243.5 thousand increase from the comparable period in 2008. For the third quarter of 2009, interest expense was $7.6 million, an increase of $99.6 thousand over the third quarter of 2008. The slight increase was primarily attributable to the increase in the Company's average interest bearing liabilities as a result of the $208.8 million increase in total deposits as of September 30, 2009 as compared to 2008. Average interest bearing liabilities increased $205.3 million or 27.4% from September 30, 2008 to September 30, 2009, while the overall rate paid on these liabilities decreased 81 basis points as a result of the declining interest rate environment.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The net interest margin is affected by the structure of the balance sheet as well as by competition and the economy. The Company's net interest margin (tax equivalent basis) was 3.42% during the first nine months of 2009, as compared to 3.93% for the same period in 2008. The compression of our margins from prior year can be attributed to the Federal Reserve lowering the Federal Funds rate 175 basis points between October 2008 and December 2008, along with the continued pressure on deposit pricing and the pricing of some deposit products which lag the decrease in the prime rate, which has an immediate effect on variable loans. In addition, the competitiveness for deposits from the reduction in liquidity throughout the financial markets has kept rates at a high level relative to loan rates. Also contributing to the compression of our margins was the increase in the balance of non-accruing loans. For the quarter ended September 30, 2009, the net interest margin was 3.22% compared to 3.95% for the third quarter of 2008.

Non-performing assets at September 30, 2009 were $85.3 million or 7.45% of total assets at September 30, 2009 compared to $33.1 million or 3.24% of total assets at September 30, 2008. Non-performing assets at September 30, 2009 was comprised of $71.2 million in non-performing loans. Of these non-performing loans 97.1% are secured by real estate. The Company has established a Loan Impairment Committee to monitor past due loans, identify potential problem credits and develop action plans to work through these loans as promptly as possible. As all non-performing loans are deemed impaired, the Committee has individually reviewed the underlying collateral value (less cost to sell) on each of these loans as part of its analysis of impaired loans. Based on current collateral values, we believe the specific reserve is adequate to cover any short falls resulting from the sale of the underlying collateral. Based on current accounting and regulatory guidelines we have provided a reserve based on current market values for these impaired loans however, we plan to work with our customers to get through these unprecedented economic conditions and to minimize any potential credit exposure. Management has taken a proactive approach to monitoring these loans and will continue to actively manage these credits to minimize loss. Asset quality remains a top priority for the company and management is closely monitoring these credits and is aggressively working to restore them to performing status. The remaining $14.1 million in non-performing assets is comprised of thirty-eight (38) other real estate owned ("OREO") properties. All of these properties are being actively marketed. Based on current expectations relative to portfolio characteristics and management's comprehensive allowance analysis, management considers the level of the allowance to be adequate as of September 30, 2009. Mr. Woodard added, "We remain focused on asset quality and have taken the appropriate measures to mitigate potential future exposure by increasing our allowance for loan losses to 3.89% of total loans at September 30, 2009 compared to 3.12% one year earlier."

Noninterest expense grew $2.0 million and $3.5 million for the three and nine months ended September 30, 2009, respectively, as compared to the same periods in 2008 as a result of the increases to FDIC insurance expense, legal expenses related to loan collections, OREO expenses and general expansion. During the second quarter of 2009, the FDIC increased deposit insurance costs for all banks and levied a special assessment to replenish the insurance fund. This increased our insurance expense to $357.6 thousand and $1.2 million for the three and nine months ended September 30, 2009, respectively, increases of $251.3 thousand and $887.0 thousand over the previous year's comparable periods.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has twenty-one bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release, which can be found on the SEC's EDGAR website at www.sec.gov or our website at www.bankofthecommonwealth.com.

*Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

                         Commonwealth Bankshares, Inc.
                  Selected Financial Information (Unaudited)

 (in thousands, except    Three Months Ended     Nine Months Ended
  per share data)       ----------------------------------------------
                         Sept. 30,   Sept. 30,   Sept.30,    Sept. 30,
                           2009        2008        2009       2008
                        ----------  ----------  ----------  ----------
 Operating Results:
 ------------------
  Interest and
   dividend income      $   16,302  $   16,781  $   49,584  $   47,727
  Interest expense           7,551       7,451      22,127      21,884
                        ----------  ----------  ----------  ----------
  Net interest income        8,751       9,330      27,457      25,843
  Provision for loan
   losses                   21,909      20,000      29,410      21,255
  Noninterest income           729       1,243       3,147       3,648
  Noninterest expense        6,503       4,453      18,320      14,848
                        ----------  ----------  ----------  ----------
  (Loss) before income
   taxes and
    noncontrolling
    interest               (18,932)    (13,880)    (17,126)     (6,612)
  Income tax (benefit)      (6,507)     (4,779)     (5,892)     (2,260)
                        ----------  ----------  ----------  ----------
  (Loss) before
   noncontrolling
    interest               (12,425)     (9,101)    (11,234)     (4,352)
  Noncontrolling
   interest in
   subsidiaries                  8         (11)         34         (20)
                        ----------  ----------  ----------  ----------
  Net (loss)            $  (12,433) $   (9,090) $  (11,268) $   (4,332)
                        ==========  ==========  ==========  ==========

 Per Share Data**:
 -----------------
  Basic (loss)          $    (1.81) $    (1.33) $    (1.64) $    (0.63)
  Diluted (loss)        $    (1.81) $    (1.33) $    (1.64) $    (0.63)
  Book value            $    13.73  $    15.53  $    13.73  $    15.53
  Cash dividends        $        -  $     0.08  $     0.10  $     0.24
  Basic weighted
   average shares
   outstanding           6,887,172   6,821,315   6,877,244   6,896,956
  Diluted weighted
   average
   shares outstanding    6,887,172   6,836,813   6,877,244   6,920,420
  Shares outstanding
   at period-end         6,887,564   6,829,476   6,887,564   6,829,476

 Period End Balances:
 --------------------
  Assets                $1,145,184  $1,019,742  $1,145,184  $1,019,742
  Loans*                 1,053,828     962,834   1,053,828     962,834
  Investment securities      5,792       7,187       5,792       7,187
  Deposits                 960,926     752,094     960,926     752,094
  Shareholders' equity      94,552     106,084      94,552     106,084

 Average Balances:
 -----------------
  Assets                $1,141,783  $  987,082  $1,120,906  $  922,799
  Loans*                 1,057,039     922,508   1,053,662     860,646
  Investment securities      5,575       7,483       5,766       7,421
  Deposits                 933,317     701,961     853,382     642,665
  Shareholders' equity     107,288     116,060     107,087     115,417

 Financial Ratios:
 -----------------
  Return on average
   assets                   -4.32%      -3.66%      -1.34%      -0.63%
  Return on average
   shareholders' equity    -45.98%     -31.16%     -14.07%      -5.01%
  Efficiency Ratio (tax
   equivalent basis)        68.56%      42.08%      59.82%      50.30%
  Period end
   shareholders'
   equity to total
   assets                    8.26%      10.40%       8.26%      10.40%
  Loan loss allowance
   to period end loans*      3.89%       3.12%       3.89%       3.12%
  Loan loss allowance
   to non-performing
   assets                    48.14%     90.84%      48.14%      90.84%
  Non-performing assets
   to total assets           7.45%       3.24%       7.45%       3.24%
  Net interest margin
   (tax equivalent
    basis)                   3.22%       3.95%       3.42%       3.93%
  Bank's Tier 1 capital
   to average assets         9.62%      10.59%       9.62%      10.59%
  Bank's Tier 1 capital
   to risk weighted
   assets                   10.42%      11.01%      10.42%      11.01%
  Bank's Total capital
   to risk weighted
   assets                   11.70%      12.29%      11.70%      12.29%

 * Net of unearned income.
 **All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on
   June 20, 2006 and the eleven-for-tne stock split distributed on
   December 9, 2006.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, Chairman of the Board,
           President and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177, Norfolk,
          Virginia 23501